Exhibit 5.1

March 10, 2022

BellRing Distribution, LLC

2503 S. Hanley Road

St. Louis, Missouri 63144

Ladies and Gentlemen:

We have acted as special counsel to BellRing Distribution, LLC, a Delaware limited liability company (“New BellRing”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of New BellRing’s registration statement on Form S-4 and Form S-1 (No. 333-261873) (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and BellRing’s registration statement on Form S-4 and S-1 (the “Rule 462(b) Registration Statement,” together with the Registration Statement, the “Registration Statements”), pursuant to Rule 462(b) under the Securities Act, relating to the proposed (i) conversion of New BellRing into a Delaware corporation and changing of its name to BellRing Brands, Inc. and (ii) issuance and registration by New BellRing, following its conversion into a Delaware corporation, of up to 78,076,940 shares of common stock, par value $0.01 per share, of New BellRing (“New BellRing Common Stock”), to be distributed to holders of shares of common stock, par value $0.01 per share, of Post Holdings, Inc. (“Post Common Stock” and such distribution, the “Distribution”), in each case, pursuant to the Transaction Agreement and Plan of Merger, dated as of October 26, 2021, as amended by that certain Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated as of February 28, 2022 (as it may be further amended from time to time, the “Transaction Agreement”), by and among Post Holdings, Inc., BellRing, New BellRing, and Merger Sub.

The conversion of New BellRing from a limited liability company to a corporation shall be effected in accordance with Section 265 (“Section 265”) of the General Corporation Law of the State of Delaware and is being effected by filing a certificate of conversion (the “Certificate of Conversion”) and a certificate of incorporation in respect of New BellRing with the Secretary of State of the State of Delaware (the “Secretary of State”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at the opinion expressed below, we reviewed the following documents:

(a)	the Registration Statements;

(b)	a form of the Certificate of Conversion;

(c)	a form of New BellRing’s certificate of incorporation to be filed with the Secretary of State (the “Certificate of Incorporation”), filed as Exhibit 3.1 to the Registration Statement;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

(d)	a form of the Bylaws to be adopted by New BellRing, filed as Exhibit 3.2 to the Registration Statement;

(e)	the Transaction Agreement; and

(f)

a written consent of the sole member of New BellRing relating to the approval of the Transaction Agreement and the transactions contemplated thereby, including the issuance of the New BellRing Common Stock, and certain related matters.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of New BellRing and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to the factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, upon filing of the Certificate of Conversion and the Certificate of Incorporation with the Secretary of State in accordance with Section 265, the New BellRing Common Stock, when issued in accordance with the terms and conditions of the Transaction Agreement, will be validly issued by New BellRing, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that prior to the issuance of New BellRing Common Stock in connection with the Distribution: (i) the Distribution contemplated by the Transaction Agreement will have been consummated in accordance with the Transaction Agreement; and (ii) the shares of New BellRing Common Stock will have been registered by the transfer agent and registrar for the shares of New BellRing Common Stock.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for New BellRing that has passed on the validity of New BellRing Common Stock, and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statements. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Charles W. Allen

CLEARY GOTTLIEB STEEN & HAMILTON LLP

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